Pacific Life Insurance Company [700 Newport Center Drive Newport Beach, CA 92660 (800) 722-4448]
STEPPED-UP DEATH BENEFIT II RIDER
Pacific Life Insurance Company, a stock company, has issued this Rider as a part of the annuity Contract to which it is attached.
All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail over the provisions of the Contract.
You have elected the Stepped-up Death Benefit Rider (“SDBR”). The annual charge for expenses related to the SDBR is shown in the Contract Specifications. This charge will be assessed daily against assets held in your Variable Investment Options(s) and is guaranteed not to increase.
This SDBR may be elected only at the Contract Date and will remain in effect until the earlier of:
(a)	a full withdrawal of the amount available for withdrawal under the Contract;

(b)	when death benefit proceeds become payable under the Contract;

(c)	any termination of the Contract in accordance with the provisions of the Contract; or

(d)	the Annuity Date.
This SDBR may only be elected if the Age of each Owner, or Annuitant in the case of a Non-Natural Owner, is 75 years or younger on the Contract Date.
A provision entitled Guaranteed Minimum Death Benefit (“GMDB”) Amount is added after the Standard Death Benefit Amount provision of the DEATH BENEFIT TERMS AND PROVISIONS section of your Contract as follows:
Guaranteed Minimum Death Benefit (“GMDB”) Amount — The GMDB Amount will be calculated only when a death benefit becomes payable as described in the Death Benefit provision of your contract, and is determined as follows:
First, we calculate what the Standard Death Benefit Amount would have been as of your first Contract Anniversary and each subsequent Contract Anniversary that occurs before death benefit proceeds become payable and before the oldest Owner, or Annuitant in the case of a Non-Natural Owner, reaches his or her 81st birthday (each of these Contract Anniversaries is a “Milestone Date”). We then adjust the Standard Death Benefit Amount for each Milestone Date by:
(i)	adding the aggregate amount of any Purchase Payments received by us since that Milestone Date; and

(ii)	subtracting a Pro Rata Reduction for each withdrawal that has occurred since that Milestone Date.
The highest of these adjusted death benefit amounts as of the Notice Date is your GMDB Amount.
Change of Owner — If there is a change of Owner, please refer to the Change of Owner section of the Standard Death Benefit Amount provision of your Contract. Additionally, the GMDB Amount will be determined as follows:
1.	The Standard Death Benefit Amount will be set equal to the Total Adjusted Purchase Payments as of the Change Date.

2.	On each Contract Anniversary after the Change Date and before the oldest Owner, or Annuitant in the case of a Non-Natural Owner, reaches his or her 81st birthday (each of these Contract
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Anniversaries is a “Milestone Date”), we recalculate the Standard Death Benefit Amount for each Milestone Date and set it equal to the greater of:
(a)	the Contract Value on that Contract Anniversary; or

(b)	the Total Adjusted Purchase Payments on the Change Date.
We then adjust the Standard Death Benefit Amount for each Milestone Date by:
(i)	adding the aggregate amount of any Purchase Payments received by us since that Milestone Date; and

(ii)	subtracting a Pro Rata Reduction for each withdrawal that has occurred since that Milestone Date.
The highest of these adjusted death benefit amounts as of the Notice Date is your GMDB Amount.
A change of Owner may only be elected if the Age of any new Owner is 75 years or younger on the Change Date.
The Death of Owner provision under the DEATH BENEFIT TERMS AND PROVISIONS section of your Contract is replaced in its entirety as follows:
Death of Owner — If any Owner dies before the first Milestone Date and before the Annuity Date, the death benefit proceeds will be equal to the Standard Death Benefit Amount as of the Notice Date.
If the Owner dies after the first Milestone Date and before the Annuity Date, the death benefit proceeds will be equal to the greater of the Standard Death Benefit Amount or the GMDB Amount as of the Notice Date. We will pay the death benefit proceeds to the first among the following who is (1) living; or (2) an entity entitled to receive the death benefit proceeds:
(a)	the Joint Owner;

(b)	the Beneficiary; or

(c)	the Contingent Beneficiary.
If none are living (or if there is no entity entitled to receive the death benefit proceeds), we will pay the death benefit proceeds to the Owner’s estate.
If the Owner is a Non-Natural Owner of a Contract other than a Contract issued under a Qualified Plan as defined in Section 401 or 403 of the Code, either Annuitant will be treated as the Owner of the Contract for purposes of the Death of Owner Distribution Rules.
Rider Effective Date — This Rider is effective on the Contract Date.
All other terms and conditions of your Contract remain unchanged.
PACIFIC LIFE INSURANCE COMPANY

[ Chairman and Chief Executive Officer	Secretary ]
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